Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Energy Recovery, Inc. (the “Company”, “Energy Recovery”, “we”, “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

General
Energy Recovery is authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, or common stock, and 10,000,000 shares of preferred stock, $0.001 par value per share, or preferred stock. Only shares of our common stock and no shares of our preferred stock are outstanding.

The following summary description is based on the provisions of our certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law. Our certificate of incorporation and our amended and restated bylaws are filed as exhibits to this Annual Report on Form 10-K to which this Description of Capital Stock is an exhibit.

Common Stock
General. The following is a description of our common stock, which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to declare dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our certificate of incorporation establishes a classified board of directors, which is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. These provisions in our amended and restated certificate of incorporation could discourage potential takeover attempts. See “Anti-Takeover Effects of Delaware Law and Our Charter Documents” below.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Delaware Law and Our Charter Documents
Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws include provisions that:
•authorize the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;
•require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•specify that special meetings of our stockholders can be called only by the board of directors, the chairman of the board of directors, the chief executive officer or the president;
•establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors;

•provide that directors may be removed only for cause;
•provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•establish that our board of directors is divided into three classes, Class I, Class II and Class III with each class serving staggered terms;
•specify that no stockholder is permitted to cumulate votes at any election of directors; and
•require a super-majority of votes to amend certain of the above-mentioned provisions.

Delaware Anti-Takeover Statute. Some of the provisions of Delaware law may have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of the Company.

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not elected to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. Certain provisions in our certificate of incorporation and our amended and restated bylaws could have an effect of delaying, deferring or preventing a change in control.

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock. American Stock Transfer & Trust Company, LLC’s address is 6201 15th Ave, Brooklyn, New York, USA 11219.

Listing
Our common stock is listed on The Nasdaq Stock Market LLC under the symbol “ERII”.